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Immunomedics, Inc.
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IMMUNOMEDICS SENDS LETTER TO STOCKHOLDERS HIGHLIGHTING VALUE CREATING GLOBAL LICENSING AGREEMENT, UNDERSCORING FULFILLMENT OF PROMISE

TO STOCKHOLDERS

Immunomedics Believes venBio’s Continued Rhetoric and Lawsuit Reflect
Desperate Final Attempts to Implement a Blatantly Self-Serving Agenda

Immunomedics Urges Stockholders to Vote FOR the Immunomedics
Director Nominees on the WHITE Proxy Card Today to Protect the Value of
Their Investment

Morris Plains, N.J., February 15, 2017 – Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or “the Company”) today commenced mailing of a letter to stockholders in connection with its upcoming 2016 Annual Meeting of Stockholders to be held on March 3, 2017. The letter urges Immunomedics stockholders to vote FOR all seven of the Company’s director nominees – Jason Aryeh, Dr. Geoffrey Cox, Robert Forrester, Dr. David M. Goldenberg, Brian A. Markison, Bob Oliver and Cynthia L. Sullivan – at the upcoming Annual Meeting.

The full text of the letter follows:

YOUR NEW BOARD OF DIRECTORS IS EXPEDITIOUSLY DELIVERING ON THEIR PROMISE TO MAXIMIZE VALUE FOR STOCKHOLDERS

February 15, 2017

Dear Immunomedics Stockholders,

Your new Board has completed step one of Immunomedics’ strategic process by entering into a financially compelling agreement with Seattle Genetics, which preserves and creates significant value for Immunomedics stockholders. Under the agreement, Seattle Genetics will provide Immunomedics with payments of up to $2 billion, plus double-digit tiered royalties on global net sales in return for Seattle Genetics assumption of funding the development, manufacture and commercialization of sacituzumab govitecan (IMMU-132) in multiple indications.

Our agreement with Seattle Genetics was the result of a robust strategic process. In September 2016, we engaged Greenhill & Co. to conduct a comprehensive review of our potential strategic and business alternatives and develop a set of recommendations for the Board to consider that could maximize the value of the Company’s assets for our stockholders. After evaluating all potential offers, including some opportunities that the Company had been considering for many months, the independent Transaction Committee of the Board of Directors, as fiduciaries for all stockholders, determined that Seattle Genetics is the right partner to advance IMMU-132.

Your Board has delivered on its promise to stockholders and is acting in the best interests of all stockholders.

INDEPENDENT INDUSTRY ANALYSTS APPLAUD AND SUPPORT IMMUNOMEDICS’ AGREEMENT WITH SEATTLE GENETICS AND OUR PROGRESS TO DELIVER ON OTHER VALUE-CREATING OBJECTIVES

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Since announcing the agreement with Seattle Genetics, we have received significant, independent support of the transaction, potential future value creation, and increased stock price targets for Immunomedics common stock:

●

“After 13 months and diligence from 33 parties, IMMU got its global license. Deal is broadly favorable, removes licensing/financing overhangs on stock, and validates IMMU's ADC platform. Investor focus can now shift to potential for FDA TNBC approval on promising Ph. II data…. On the SGEN 2/10/17 call, [SGEN] noted it had completed six months of diligence prior to submitting its license offer. It was able to fully vet IMMU’s CMC dataset and review the ongoing ORR/DOR analysis of Ph. II data in the 100+ TNBC patients… SGEN characterized the ‘132 data as “compelling and striking”
          - Jefferies, February 13, 2017

●

“We view SGEN’s bid for IMMU-132 (anti-TROP-2 antibody drug conjugate) positively, and see potential for near-term accelerated submission and potential approval in 2018 with potential for blockbuster sales.”

          - Credit Suisse, February 13, 2017

●

“In short, it [IMMU-132] could be filed and approved in TNBC fairly quickly and could prove to be a pipeline within a drug…. Data with '132 or saci-gov has been promising albeit early… And '132 (saci-gov) data in other tumor types is also interesting.”

           - RBC Capital Markets, February 12, 2017

SEATTLE GENETICS SHARES OUR GOAL OF CREATING SIGNIFICANT VALUE THROUGH THE DEVELOPMENT AND COMMERCIALIZATION OF IMMU-132

We are confident that Seattle Genetics is the ideal partner to help patients dealing with a highly malignant form of breast cancer and to maximize the value potential of IMMU-132 on your behalf. As we announced, Seattle Genetics is interested in pursuing IMMU-132 for multiple indications, not only TNBC, which will result in the greatest opportunity for maximum value creation from IMMU-132 for stockholders, while improving the lives of the broadest possible patient population. This partnership is the result of three years of clinical development by our clinicians, extensive preclinical research conducted by our scientists and our collaborating external investigators studying more than 400 patients, and we are confident that this is the right time for us to implement a global licensing partnership.

The allegations from venBio Select Advisor, LLC’s (“venBio”) in its recently filed lawsuit are completely without merit and are clearly an attempt to obstruct our well-received, value-creating transaction. This lawsuit appears to be a desperate act designed to prop up venBio’s attempt to take control of Immunomedics and implement its own self-serving agenda, at the expense of other stockholders. Rest assured, we will vigorously defend the Company and the rights of all stockholders and will take all other actions deemed necessary to achieve this objective.

venBio has littered the marketplace with ongoing distracting, misleading and false statements that have the potential to delay the anticipated achievement of our near-term milestone for acceptance of the Biologics License Application (BLA) by the U.S. Food and Drug Administration for TNBC. Any such delays have the potential to:

●	Significantly harm, delay and destroy Immunomedics’ stockholder value by postponing receipt of anticipated royalty payments;

●	Result in the suspension or foregoing of large, time-sensitive milestone payments; and

●	Prevent the timely treatment of cancer patients with IMMU-132, which could ensure improved survival.

The work we have done thus far has the potential to dramatically improve and extend the lives of cancer patients, yet venBio’s malicious actions could cause undue harm to the Company and be detrimental to patients with significant needs. venBio’s actions, public mischaracterizations and attempts to spread false information are unethical, at best, and destructive to the lives of cancer patients.

Among these egregiously misleading statements to stockholders is the assertion that venBio has secured the retention of key members of Immunomedics’ management team should they take control of the Company. This is blatantly false. In fact, while the Company’s leadership is committed to doing right by stockholders and focused on advancing the Company’s pipeline on behalf of cancer patients, venBio has made it clear in its private conversations with the Company that, should they get control, they intend to immediately terminate key members of the management team. Immunomedics stockholders will be better-served by a leadership team that has proven to have a collaborative relationship with its new partners at Seattle Genetics.

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WE URGE YOU TO ALLOW YOUR NEW BOARD TO CONTINUE WORKING DILIGENTLY ON YOUR BEHALF

We are pleased with the work we have been able to accomplish on your behalf thus far; however, this is just the first phase of success. In addition to IMMU-132, the Company’s remaining clinical pipeline is advanced, robust and promising, with the potential to improve the lives of cancer patients around the world. Your new Board is acutely focused on completing the previously laid out strategic objectives and believes that Immunomedics stockholders and patients alike would greatly benefit by allowing us to continue working judiciously on your behalf to:

●	Rationalize Immunomedics’ cost structure, accelerated by the immediate funding of IMMU-132 by Seattle Genetics upon closing of the transaction in the first quarter of 2017;

●	Execute on Immunomedics’ ongoing strategic process to create even more value; and

●	Complete the ongoing CEO search and Chairman transition processes, which were initiated as a result of your new Board listening to the requests of stockholders.

The new Immunomedics Board has articulated a clear go-forward plan and has executed on critical strategic milestones successfully. On the other hand, a review of venBio’s public materials clearly demonstrates that venBio has absolutely no plan other than to ‘develop a plan’ after 100 days of evaluation – 100 days that we believe would inappropriately and unnecessarily delay value creation.

We are confident that we have the right process underway and that your new Board members have the right experience commercializing and manufacturing drugs at development phase and global pharmaceutical companies to accomplish our goals. Additionally, Immunomedics’ new directors have a highly regarded history of advocating for stockholders at eight different public companies. Our recent announcements, including the transaction with Seattle Genetics and governance enhancements that ensure critical continuity, demonstrate that we are listening to you, our valued stockholders.

THE FUTURE OF YOUR INVESTMENT DEPENDS ON YOUR VOTE;

VOTE THE WHITE PROXY CARD TODAY!

Time is short – but it is not too late to vote for your new Board of Directors that negotiated a significant value creating transaction on your behalf! Protect the value of your investment by voting on the WHITE proxy card FOR all the Immunomedics nominees: Jason Aryeh, Dr. Geoffrey Cox, Robert Forrester, Dr. David M. Goldenberg, Brian A. Markison, Bob Oliver and Cynthia L. Sullivan.

Protect the value of your investment in Immunomedics by using the enclosed WHITE proxy card to vote “FOR” each of Immunomedics seven nominees TODAY by telephone, by Internet, or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope provided. No matter how few shares you own, it is important that all stockholders have their voices heard. If you have previously voted on venBio’s proxy card you can revoke that vote by submitting a later dated WHITE proxy card. Only your latest dated card will be counted at the Annual Meeting.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely, Your new Board of Directors

/s/ Dr. David M. Goldenberg Dr. David M. Goldenberg, Chairman	/s/ Jason Aryeh Jason Aryeh, Vice Chairman	/s/ Brian A. Markison Brian A. Markison, Lead Independent Director

/s/ Robert Forrester Robert Forrester, Independent Director	/s/ Dr. Geoff Cox Dr. Geoff Cox, Independent Director	/s/ Bob Oliver Bob Oliver, Independent Director

/s/ Cynthia L. Sullivan Cynthia L. Sullivan, Director

If you have any questions or require any assistance with voting your shares,

please contact the Company’s proxy solicitor listed below:

105 Madison Avenue

New York, New York 10016

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Email: immu@mackenziepartners.com

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About Immunomedics

Immunomedics (the “Company”) is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of eight clinical-stage product candidates. Immunomedics’ portfolio of investigational products includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics’ most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. IMMU-132 has received Breakthrough Therapy Designation from the FDA for the treatment of patients with triple-negative breast cancer who have failed at least two prior therapies for metastatic disease. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 301 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

Important Additional Information

Immunomedics, Inc. (the “Company”), its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.immunomedics.com, by writing to Immunomedics, Inc. at 300 The American Road, Morris Plains, New Jersey 07950, or by calling the Company’s proxy solicitor, or by calling Dr. Chau Cheng, Senior Director, Investor Relations & Corporate Secretary, (973) 605-8200, extension 123.

Forward-Looking Statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, out-licensing arrangements (including the timing and amount of contingent payments under the licensing and development agreement with Seattle Genetics), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng

Senior Director, Investor Relations & Corporate Secretary

(973) 605-8200, extension 123

ccheng@immunomedics.com

Media

Dan Katcher / Ed Trissel / Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500